Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.

Accordingly, the following amounts have been reclassified for July 30, 2010. Net assets of the
Fund were unaffected by the reclassifications.

              Reduction                     Reduction to
Reduction to                          Accumulated Net            Accumulated Net Realized
                                         to Paid-in Capital                         Investment Loss                        Gain on Investments
               --------------------------------------------------------------------------------------------------------------------------------
                                                          $54,793                               $58,482                                                          $3,689